Exhibit 99.1

                  McMoRan EXPLORATION ANNOUNCES
            ANTICIPATED JUNE 2002 CLOSING OF SULPHUR
          TRANSPORTATION AND TERMINALING ASSET SALE AND
           EXTENSION OF BANK CREDIT FACILITY MATURITY


NEW ORLEANS, LA, May 31, 2002 - McMoRan Exploration Co.
(NYSE:MMR) today announced that it expects the previously announced sale of its sulphur transportation and terminaling business will be consummated in June 2002. McMoRan has extended the maturity of its bank credit facility to June 17, 2002 to allow for the completion of this transaction.

     As previously announced, McMoRan has entered into a definitive agreement to sell its sulphur transportation and terminaling assets to a new sulphur services joint venture (Gulf Sulphur Services LTD, LLP) to be owned by IMC Global Inc. (NYSE:
IGL) and Savage Industries Inc. The transaction will provide McMoRan with gross proceeds of $58 million which will be used to repay borrowings under its credit facility and for other working capital requirements. McMoRan expects to reduce borrowings under its credit facility to approximately $8 million following the transaction and is working with its banks to reach an agreement for the repayment of the remaining balance.

     The sale of the transportation and terminaling assets to the new sulphur services joint venture and the previously reported transaction with Offshore Specialty Fabricators Inc. for Main Pass 299 and Caminada will complete McMoRan's exit from the sulphur business to focus solely on oil and gas exploration. McMoRan holds exploration rights on over 500,000 gross acres in the Gulf of Mexico, where it is focusing its exploration efforts on shallow-water, deep-gas prospects.

     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations and the anticipated sale of FSC's sulphur transportation and terminaling business. Important factors that could cause actual results to differ materially from our expectations include our ability to complete the transactions, acquire new financing, and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.